Exhibit 10.31

TRADEMARK LICENSE AGREEMENT

Trademark License Agreement (this “Agreement”), dated as of September 28, 2009, by and between the following parties:

Party A:	Beijing Beida Jade Bird Software Company
Address:	Room 305, 3/F, Beida Jade Bird Building, Unit 30 Yanyuan 3rd
Block, No. 5 Haidian Road, Haidian District, Beijing
Legal Representative: Zhendong Xu

Party B:	Beijing Jade Bird Educational Information Technology Co., Ltd.
Address:	2/F, Beida Jade Bird Building, No. 207 Chengfu Road, Haidian
District, Beijing
Legal Representative: Zhixiang Xu

WHEREAS,

1.	Party A has well-known educational brands and trademarks, and has registered the trademark “Beida Jade Bird” for various service items and categories.

2.	Party A has applied to the Trademark Bureau under the State Administration for Industry and Commerce (“Trademark Bureau”) for registration of the trademarks described in Article 1 hereof on July 3, 2006 and June 19, 2007. Party B intends to use such trademarks, and Party A is willing to license such trademarks to Party B.

NOW, THEREFORE, in consideration of the premises set forth above, based on the principles of equality, voluntariness and mutual benefit and after friendly consultations, the parties hereby agree as follows:

Article 1 Trademark

The trademarks referred to hereunder shall mean the following trademarks (collectively, the “Trademarks”):

1.1

“Beida Jade Bird IT Education”, a logo in the form of a combination of words and letters, application No.: 5457976, date of application: July 3, 2006, type of registration applied: No. 41 category, i.e., school (education); correspondence courses;

training; lecture; education information; education examination; arrangement and organization of training classes; organization of cultural or educational exhibitions; practical training (demonstration); on-line electronic books and magazine publication; education, as more particularly described in Schedule I.

1.2	“Beida Jade Bird APTECH”, a logo in the form of a combination of words and letters, application No.: 6137994, date of application: June 29, 2007, type of registration applied: No. 41 category, i.e., school (education); correspondence courses; training; lecture; education information; education examination; arrangement and organization of training classes; organization of cultural or educational exhibitions; practical training (demonstration); on-line electronic books and magazine publication; education, as more particularly described in Schedule II.

Article 2 Trademark License

2.1	As of the date on which the Trademark Bureau approves the registration of any Trademark, Party A grants an exclusive license to Party B, to use such approved Trademark for a license term which is the same as the effective term of the Trademark that has been approved by the Trademark Bureau. In the event of any renewal of registration for any registered Trademark, Party A allows Party B to continue to exclusively use such Trademark.

2.2	Party A has no objection to any use by Party B of the Trademarks prior to the approval thereof by the Trademark Bureau.

2.3	Party A agrees that Party B shall have the right to grant a sublicense to any affiliate of Party B to use the Trademarks (Affiliation means, one party controls, is in common control of, or exerts a material influence on, another party, or two or more parties are under control of, common control of, or material influence of, one party).

Article 3 Royalty Fee

3.1	Party A agrees that Party B may use each Trademark free of charge for ten (10) years from the date on which the Trademark Bureau has approved the registration of such Trademark.

3.2

Upon expiration of the effective term of the registered Trademarks, if Party A renews the effective term, Party B shall pay a royalty fee in the amount of One Million US Dollars (US$1,000,000) or its equivalent in RMB per year for the exclusive right to use the Trademarks in the second ten years of Party B’s use of such Trademarks pursuant to this Agreement. The manner of payment of such royalty fee shall be determined by Party B.

Article 4 Rights and Obligations of the Parties

4.1	Rights of the Parties:

(a)	Party A shall have the right to collect exclusive license royalty fee pursuant to this Agreement.

(b)	Party B shall have the right to use, or sublicense any of its affiliates to use, the Trademarks hereunder.

(c)	Party B shall have the right to take part in any appraisal with respect to the Trademark products or services or use such Trademarks for any advertising, publication and any other legitimate purpose.

4.2	Obligations of the Parties:

(a)	Upon effectiveness of this Agreement, without the prior written consent of Party B, Party A shall not transfer any Trademark hereunder (including the right of application for registration), change any item in such Trademark, use such Trademark itself, or license any other third party (including any subsidiary of Party A) to use such Trademark.

(b)	Upon approval of any Trademark, Party A agrees that it will take responsibility and all reasonable actions to maintain the validity of the registration of such Trademark, that it will not cause any Trademark to be cancelled or revoked by the relevant authority, and that it will apply for renewal of the effective term of such Trademark within the period stipulated by law.

(c)	Without the prior written consent of Party B, Party A shall neither create or grant any security interest on any Trademark, or lease or transfer any Trademark or any right or obligation hereunder to any other party, company or individual.

(d)	Upon effectiveness of this Agreement, Party B shall assist Party A in completing the application and renewal of registration for the Trademarks.

(e)	Upon approval of registration for the Trademarks, Party B shall assist Party A in filing this Agreement for record and reference with the relevant administration for industry and commerce and the Trademark Bureau in accordance with law.

Article 5 Notice

5.1	Any notice which shall be in writing must be given by registered mail or express mail from the post office, and shall be deemed to have been duly given ten business days from the date on which it has been mailed (subject to postmark); and in the case of delivery by facsimile, the date on which the confirmation acknowledgement has been received shall be the date of receipt.

5.2	Either party may change its address by giving written notice (as required under this Article) to the other party at any time.

If neither party has any other request with respect to the form of the notice from the other party, the form of address on such notice shall be as follows:

Party A: Beijing Beida Jade Bird Software Company

Address: 3/F, Beida Jade Bird Building, No. 207 Chengfu Road, Haidian

District, Beijing

Postal Code:	100871
Telephone:	82615888
Fax:	62757588
Attention:	Yongjin Liu

Party B: Beijing Jade Bird Educational Information Technology Co., Ltd.

Address: 3/F, Beida Jade Bird Building, No. 207 Chengfu Road, Haidian

District, Beijing

Postal Code:	100871
Telephone:	62760088
Fax:	62766035
Attention:	Ping Yu

Article 6 Effectiveness, Amendment and Termination

6.1	Effectiveness

This Agreement shall become effective on the effective date hereof.

6.2	Amendment

No amendment to this Agreement shall be effective unless approved by the parties in writing.

6.3	Termination

Upon occurrence of any of the following, this Agreement may be terminated:

(a)	The parties have entered into a termination agreement;

(b)	Party A has been deprived of its right of registration for the Trademarks;

(c)	A force majeure event has occurred, which would result in the loss of the conditions to continue to perform this Agreement or make it unnecessary to perform this Agreement;

(d)	This Agreement has been terminated in accordance with laws or regulations, or a judgment, decision or order to terminate this Agreement issued by a court or arbitration institute of competence;

(e)	Party B shall have the right to, as required by its production and operation, terminate this Agreement or the use of any one or more Trademarks in its sole discretion. Party B shall notify Party A in writing of its termination of this Agreement or one of more Trademarks pursuant to this Article 6.3(e). Such termination shall become effective on the date on which Party B’s notice has been duly given. Party B shall not be liable for the termination of this Agreement in its sole discretion; or

(f)	This Agreement is terminated automatically as a result of loss of Party B’s legal person capacity due to bankruptcy, liquidation of Party B or any change in of State policy, etc., and Party B shall not be liable for such termination.

Article 7 Force Majeure

7.1	A “force majeure” event means any event which is beyond the control of the parties, unforeseeable, or even if foreseeable, but unavoidable, and which would prevent, affect or delay any party’s performance of this Agreement, in whole or in part.

7.2	Upon occurrence of any force majeure event, the party that has become aware of such event shall give written notice to the other party within fifteen (15) days from the date of occurrence of such event, informing the other party of the effects that such event would have on this Agreement, and shall provide written evidence within fifteen (15) days from the termination of such event.

7.3	The party affected by the force majeure event shall take remedial measures to mitigate the damages, and shall continue to perform this Agreement if possible.

Article 8 Governing Law and Dispute Resolution

8.1	Any dispute arising out of the implementation of this Agreement or in connection with this Agreement, shall be settled by the parties through friendly consultation. If no settlement can be reached through such consultation, such dispute shall be submitted to Beijing Arbitration Commission for arbitration pursuant to its provisional arbitration rules in effect. The arbitral award is final and binding upon both parties.

8.2	In the course of arbitration, except for the part of this Agreement disputed by the parties and subject to arbitration, the remaining part hereof shall continue to be performed.

8.3	The formation, implementation, interpretation as well as dispute jurisdiction and resolution of this Agreement shall be governed by the laws of the People’s Republic of China.

Article 9 Other Agreements

9.1	This Agreement is a complete document of the parties with respect to the matters covered hereby. This Agreement and any schedule hereto constitute the entire agreement of the parties with respect to all matters hereof. This Agreement supersedes all agreements of intent, expression and understanding, both written and oral, between the parties with respect to the transaction contemplated hereby, prior to the execution date hereof.

9.2	This Agreement shall inure to the benefit of the parties and their successors and assigns, and shall be binding upon the parties and their successors.

9.3	This Agreement shall be executed in two (2) copies with each party holding one (1) copy, both of which shall have equal legal validity.

(END OF TEXT)

(SIGNATURE PAGE)

Party A: Beijing Beida Jade Bird Software Company (Seal)

Legal representative or authorized representative: (Signature)

Party B: Beijing Jade Bird Educational Information Technology Co., Ltd. (Seal)

Legal representative or authorized representative: (Signature)